                                                                Exhibit 11.1

             INTERNATIONAL JENSEN INCORPORATED AND SUBSIDIARIES

                  COMPUTATION OF (LOSS) EARNINGS PER SHARE



                                              Year Ended    Year Ended     Year Ended
                                             February 29,   February 28,   February 28,
                                                 1996          1995            1994
                                             ------------   ------------   ------------
AVERAGE SHARES OUTSTANDING
 Average shares outstanding . . . . . . . .   5,711,888       5,696,968      5,688,950
   Net additional shares assuming
    dilutive stock options exercised and
    proceeds used to purchase treasury
    shares at average market price(1) . . .         ---          60,794         48,224
                                             ----------      ----------     ----------

   Average number of common shares
    and common equivalent shares
    outstanding . . . . . . . . . . . . . .   5,711,888       5,757,762      5,737,174
                                             ----------      ----------     ----------

NET (LOSS) INCOME
 Net (Loss) Income. . . . . . . . . . . . .   ($883,000)     $6,942,000     $3,167,000
                                             ----------      ----------     ----------

PER SHARE AMOUNTS
 Net (Loss) Income. . . . . . . . . . . . .      ($0.15)          $1.21          $0.55
                                                -------          ------          -----


(1)  Common equivalent shares outstanding would be anti-dilutive in fiscal
     1996.


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